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EXHIBIT 3.72

AMENDED AGREEMENT

OF LIMITED PARTNERSHIP OF

HUNTSMAN PURCHASING, LTD.

        THIS AMENDED AGREEMENT OF LIMITED PARTNERSHIP is made and executed as of the 1st day of January, 1999, by all of the General and Limited Partners of HUNTSMAN PURCHASING, LTD., a Utah limited partnership (hereinafter sometimes referred to as the "Partnership").

RECITALS:

          A.  The original General Partner executed a Certificate of Limited Partnership dated the 30th day of December, 1996, and filed such Certificate with the Division of Corporations and Commercial Code of the Utah Department of Commerce (the "Division") on the 31st day of December, 1996. All of the General and Limited Partners of the Partnership also entered into an Agreement of Limited Partnership dated the 31st day of December, 1996, whereby the Partnership was formed.

          B.  The original General Partner, Huntsman Polypropylene Corporation, a Utah corporation, was merged into Huntsman Corporation, effective the 29th day of September, 1997. As a consequence thereof, Huntsman Corporation became the General Partner of the Partnership. In addition, additional Limited Partners have been admitted to the Partnership in accordance with Article XVII of the Partnership's Agreement of Limited Partnership.

          C.  In order to reflect said merger of Huntsman Polypropylene Corporation into Huntsman Corporation and the admission of said new Limited Partners, and to make further amendments agreed to by all of the Partners, the General and Limited Partners of the Partnership have agreed to amend their Agreement of Limited Partnership in its entirety.

        NOW, THEREFORE, pursuant to the provisions of the Utah Revised Uniform Limited Partnership Act, Section 48-2a-101 et seq., Utah Code Annotated (1953), as amended, and in accordance with paragraph B of Article XXI of its original Agreement of Limited Partnership, the Partnership hereby amends its Agreement of Limited Partnership in its entirety to read as follows:

ARTICLE I

AMENDMENT OF LIMITED PARTNERSHIP

        The General Partners and the Limited Partners have previously formed and hereby amend its Agreement of Limited Partnership as hereinafter set forth. All General and Limited Partners of the Partnership shall execute this Amended Agreement of Limited Partnership.

ARTICLE II

NAME OF PARTNERSHIP

        The name of the Limited Partnership shall be HUNTSMAN PURCHASING, LTD. (hereinafter sometimes referred to as the "Partnership"); provided, however, that the Partnership may do business under such other name or names as the General Partner may select from time to time.

ARTICLE III

CHARACTER OF BUSINESS

        The character and purposes of the Partnership and its business are (a) to provide purchasing services to certain designated corporations, including the purchase of supplies, materials, equipment, and facilities; (b) to make arrangements for leasing, shipping, and other services; (c) to engage in any other lawful business activity permitted under the laws of the State of Utah; and (d) any other purposes as are necessary to protect or enhance the assets of the Partnership.

ARTICLE IV

PRINCIPAL PLACE OF BUSINESS

AND REGISTERED AGENT

        The location of the principal place of business of the Partnership shall be at 500 Huntsman Way, Salt Lake City, Utah 84108, and its registered agent at such address is SAMUEL D. SCRUGGS. The Partnership may also have such other places of business as the General Partner may from time to time determine. The Partners may be located or reside in any other location.

ARTICLE V

NAMES AND RESIDENCES OF PARTNERS

        The name and place of residence of each member of the Partnership are as follows:

General Partner:
Huntsman Corporation, a Utah corporation 500 Huntsman Way Salt Lake City, Utah 84108
Limited Partners
Huntsman Chemical Purchasing Corporation, a Utah corporation 500 Huntsman Way Salt Lake City, Utah 84108
Huntsman Petrochemical Purchasing Corporation, a Utah corporation 500 Huntsman Way Salt Lake City, Utah 84108
Huntsman Enterprises, Inc., a Utah corporation 500 Huntsman Way Salt Lake City, Utah 84108
Huntsman Polymers Holdings Corporation, a Utah corporation 500 Huntsrnan Way Salt Lake City, Utah 84108

ARTICLE VI

TERM

        The Partnership commenced on December 31, 1996.

        The Partnership shall be dissolved, wind up its affairs, and be cancelled pursuant to the provisions of paragraph B of Article XVI, below, fifty (50) years from the date of commencement, or

December 31, 2046; provided, however, that the Partnership shall be dissolved, wound up and cancelled prior to such termination date upon the following events:

    A.
    Upon the withdrawal, dissolution, cancellation or bankruptcy of the General Partner; provided, however, that if there is another General Partner or other General Partners at such time, such General Partner or Partners shall have the right to continue the Partnership as provided in Article XIV hereof.

    B.
    Upon the vote of the General Partner.

ARTICLE VII

CAPITAL CONTRIBUTIONS

        A.    Contributions to Capital.    The Partners have made the following contributions to the capital of the Partnership, which shall constitute their only required contributions to the capital of the Partnership:

Capital Contribution
General Partner:
Huntsman Corporation	$10
Limited Partners:
Huntsman Chemical Purchasing Corporation	40
Huntsman Petrochemical Purchasing Corporation	700
Huntsman Enterprises, Inc.	100
Huntsman Polymers Holdings Corporation	150

        B.    Capital Interests.    The respective percentage interests of the Partners in the capital of the Partnership are as follows:

Percentage Interests
General Partner:
Huntsman Corporation	1%
Limited Partners:
Huntsman Chemical Purchasing Corporation	4%
Huntsman Petrochemical Purchasing Corporation	70%
Huntsman Enterprises, Inc.	10%
Huntsman Polymers Holdings Corporation	15%
Total	100%

        C.    Interest on Contributions.    No interest shall be paid on said capital contributions of the Partners to the Partnership or on any subsequent capital contributions made by the Partners.

        D.    Additional Contributions.    Unless the Partners otherwise mutually agree in writing, no Partner shall be obligated to make any contribution to the capital of the Partnership in addition to the amount already contributed by the Partners as set forth in this Article VII. If the Partners mutually agree to contribute additional capital to the Partnership, then the Partners shall contribute the same in cash in proportion to the respective percentage interests of the Partners in the capital of the Partnership as set forth in paragraph B of Article VII above. In the event that, after such agreement, any Partner fails to make any part or all of such additional contribution, a proportionate share of the additional contributions of the other Partners shall be considered a loan to the Partnership by each of such other Partners and shall bear interest at an annual rate equal to the rate per annum from time to time published and announced as its prime rate for commercial loans by Bankers Trust Company, New York,

New York, adjusted from time to time on the same dates that changes in the rate published or announced by Bankers Trust Company as its prime rate for commercial loans become effective.

        E.    Withdrawal of Capital.    No withdrawals of the Partnership capital will be permitted except on the vote of the General Partner or except in accordance with the provisions of Article XVIII of this Agreement.

ARTICLE VIII

CAPITAL ACCOUNTS; DRAWING ACCOUNTS

        A.    Capital Accounts.    An individual capital account shall be maintained for each Partner. The interest of each partner in the capital of the Partnership shall consist of its share of the capital of the Partnership as shown in Article VII hereof increased by (a) its additional contributions to capital and (b) its share of Partnership profits transferred to capital, and decreased by (i) distributions to it in reduction of its Partnership capital and (ii) its share of Partnership losses, if transferred from its drawing account.

        B.    Drawing Accounts.    Separate drawing accounts shall be maintained for each Partner. All withdrawals made by a Partner shall be charged to its drawing account. Each Partner's share of profits and losses shall be credited or charged to its drawing account. Unless a balance in a partner's drawing account in its favor (a credit balance) is transferred to its capital account as hereinafter provided, it shall constitute a liability of the Partnership to that Partner payable as provided in paragraph C of this Article VIII, without interest; it shall not constitute a part of its capital account or its interest in the capital of the Partnership. Unless a deficit in a Partner's drawing account (a debit balance) is transferred to its capital account as hereinafter provided, it shall constitute an obligation of that Partner to the Partnership and shall not reduce its capital account or its interest in the capital of the Partnership, regardless of whether said deficit is occasioned by the Partner's drawings in excess of its share of Partnership profits or by charging it for its share of Partnership losses. Payment of any obligation thus owing to the Partnership shall be made in a manner and time determined by the General Partner.

        C.    Distribution of Profits.    If the General Partner determines that any portion of the credit balances in the Partners' drawing accounts should be retained for the reasonable needs of the business, such portion shall be retained in the drawing accounts of the Partnership. Any portion of the Partners' drawing accounts which is not so retained for the reasonable needs of the business, shall be distributed to the Partners in accordance with their respective interests therein no less often than annually.

        D.    Transfers from Drawing Accounts to Capital Accounts.    The General Partner may, in its sole discretion, transfer all or part of any credit balances or debit balances in the Partners' drawing accounts to the partners' capital accounts at any time, provided the transfers are made proportionately to each Partner's interest in capital unless otherwise agreed in writing by all the Partners.

ARTICLE IX

PROFITS AND LOSSES

        A.    Allocation of Profits and Losses.    Fifty percent (50%) of the net profits or net losses of the Partnership shall be credited or charged to the Partners at the end of each fiscal year of the Partnership in accordance with the Partners' percentage interests as set forth in paragraph B of Article VII, above, or in the adjusted ratios if an adjustment in the percentage interests of a Partner or Partners has been made pursuant to paragraph D of Article VIII, above. The remaining fifty percent (50%) of the net profits and net losses of the Partnership shall be credited or charged to the Partners in the proportions determined by the General Partner, in its sole discretion, based on volume of purchases, costs of delivery, effort expended and other costs incurred on behalf of the respective

Limited Partners. The determination and allocation of said remaining fifty percent (50%) interest of net profits or net losses by the General Partner made in good faith shall be binding upon all the Partners.

        B.    Liability of Limited Partners.    No Limited Partner shall be personally liable for any of the losses of the Partnership beyond its capital interest in the Partnership.

ARTICLE X

ACCOUNTING FOR THE PARTNERSHIP

        A.    Accounting Methods; Fiscal Year.    The General Partner shall keep or cause to be kept current and complete accounts, books and records of all transactions for the Partnership. Profits and losses of the Partnership shall be determined on an accrual basis in accordance with generally accepted accounting principles, and shall include gains or losses from the sale of Partnership assets. The Partnership shall also report for income tax purposes on an accrual basis. The fiscal year of the Partnership, for both accounting and tax reporting purposes, shall be the calendar year.

        B.    Tax Returns and Annual Report.    The General Partner shall prepare and file or cause to be prepared and filed all tax returns and statements, if any, that must be filed on behalf of the Partnership with any taxing authority and file an annual report as required by Section 48-2a-210, Utah Code Annotated, 1953, as amended, with the Division of Corporations and Commercial Code of the Utah Department of Commerce.

        C.    Tax Decisions and Elections.    Except as otherwise expressly provided for in this Agreement, the General Partner shall make all tax decisions and elections for the Partnership. Without limiting the generality of the foregoing, the General Partner may, in its sole discretion, make or revoke the election referred to in Section 754 of the Internal Revenue Code of 1986 (as amended) or any similar provision hereafter enacted in lieu thereof.

        D.    Tax Information.    Within sixty (60) days after the end of each fiscal year of the Partnership, the General Partner shall cause to be furnished to the Limited Partners such tax information as shall be necessary for the preparation and filing of federal income tax returns, state income tax returns, and any other applicable tax returns, reports, or filings.

        E.    Accounting.    All accounting decisions for the Partnership (other than those specifically provided for in this Agreement) shall be made by the General Partner.

        F.    Review of Financial Statements.    Not less than once a year, and as soon as possible after completion of the tax returns, a meeting of all General and Limited Partners shall be held. The tax returns and any financial statements shall be reviewed and discussed at that meeting. On written request, any Limited Partner shall be entitled to copies of tax returns and any financial statements prepared for the General Partner.

ARTICLE XI

MANAGEMENT OF PARTNERSHIP

        A.    Management by General Partner.    The General Partner shall have full, exclusive, and complete discretion in the management and control of the Partnership and its business and affairs, and shall have all rights and powers generally conferred by law on the general partner of a limited partnership or necessary, advisable, or consistent therewith. The General Partner may delegate to such persons or entities, including the Limited Partners or affiliates of any Partner, such powers and duties relative to the Partnership as the General Partner may, in its sole discretion, deem appropriate; provided, however, that no power or duty of the General Partner shall be delegated to any Limited Partner, as such, if the exercise of such power or the fulfillment of such duty by the Limited Partner would or might render the Limited Partner a general partner in the Partnership.

        B.    Specific Powers of General Partner.    In addition to all rights and powers granted to it by law, the General Partner shall have all rights and powers required for or appropriate to its management and operation of the Partnership, including, without limitation, the following:

  1.
  To establish and maintain one or more bank accounts in the name of the Partnership, in the financial institution or institutions selected by it, and deposit in said accounts all the monies received by or on behalf of the Partnership. All withdrawals from any of such bank accounts shall be made by the duly authorized agent or agents of the Partnership as designated from time to time by the General Partner.

  2.
  To collect, receive, and deposit all sums due or to become due to the Partnership.

  3.
  To pay any and all taxes, charges, and assessments that may be levied, assessed or imposed upon the Partnership or any property of the Partnership.

  4.
  To acquire and enter into any contract of insurance which the General Partner deems necessary or proper for the protection of the Partnership, the conservation of the property of the Partnership, or any purpose beneficial to the Partnership.

  5.
  To refinance any loan to the Partnership.

  6.
  To prepay any Partnership indebtedness.

  7.
  To borrow money for Partnership purposes and, if security is required therefor, to mortgage, pledge, hypothecate, or subject to any security arrangement all or any part of the property or assets of the Partnership, and the income therefrom, as security for repayment of such borrowings; to obtain replacements of any mortgage or other security device; and to prepay, in whole or in part, refinance, increase, modify, consolidate, or extend any obligations or mortgage or other security device, all of the foregoing on such terms and in such amounts as the General Partner, in its sole discretion, deems to be in the best interest of the Partnership.

  8.
  To place record title to, or the right to use, Partnership assets in the name of the Partnership, or in the name or names of a nominee or nominees for any purpose convenient or beneficial to the Partnership.

  9.
  To sell, lease, rent or exchange all or any part of the property or assets of the Partnership for such prices and upon such terms and conditions as the General Partner, in its sole discretion, deems advisable.

  10.
  To employ, at the expense of the Partnership, such consultants, accountants, attorneys, managers, and other professionals as the General Partner shall deem necessary or desirable.

  11.
  To demand, sue for, collect, recover, and receive all rents, goods, claims, debts, monies, interest, and demands whatsoever now due or that may hereafter become due or belong to the Partnership, including without limitation the right to institute any action, suit, or other legal proceeding with respect to any of the foregoing.

  12.
  To defend, settle, adjust, submit to arbitration, compromise, and dismiss all actions, suits, claims, and demands whatsoever that now are or hereafter shall be pending between the Partnership and any other person, firm, association, or corporation, in such manner and in all respects as the General Partner shall deem appropriate.

  13.
  To execute and deliver on behalf of and in the name of the Partnership (or to the extent required in the name of a nominee or agent for the Partnership) deeds, deeds of trust, assignments, notes, leases, mortgages, bills of sale, contracts and any and all other instruments and documents necessary, incidental, or appropriate in connection with the conduct of the Partnership's business.

  14.
  To purchase personal property for use in connection with the Partnership's business.

  15.
  To pay all expenses and obligations of the Partnership.

  16.
  To execute and file on behalf of and in the name of the Partnership such documents as may be necessary or appropriate to establish and give notice to third parties of the formation and existence of the Partnership as a limited partnership under the laws of the State of Utah and any other jurisdiction in which the Partnership may hereafter transact business, including, without limitation, the execution and filing with the Division of Corporations and Commercial Code of the Utah Department of Commerce of a Certificate of Limited Partnership in accordance with the provisions of Section 48-2a-201, Utah Code Annotated, 1953, as amended, any Certificates of Amendment or Cancellation, and any Assumed Name Applications.

  17.
  To allocate fifty percent (50%) of the net profit and net losses of the Partnership among the Partners as provided in Article IX above.

  18.
  To take all such further action as shall be necessary or appropriate, in the discretion of the General Partner, to carry out the purposes of the Partnership as set forth herein.

        C.    Bank Accounts.    The General Partner shall maintain checking or other accounts in such bank or banks as it shall determine and all funds received by the Partnership shall be deposited therein. Withdrawals shall be made on such funds as may be designated by the General Partner from time to time.

        D.    Restrictions on General Partner.    The General Partner shall not, without the written consent or written ratification of the specific act by all the Limited Partners:

  1.
  Do any act in contravention of this Agreement.

  2.
  Do any act to make it impossible to carry on the ordinary business of the Partnership.

  3.
  Confess a judgment against the Partnership.

  4.
  Possess Partnership property in its own name for other than a Partnership purpose, or assign its rights in specific Partnership property for other than a Partnership purpose.

  5.
  Admit a person as a General Partner or as a Limited Partner, except as otherwise provided in this Agreement.

  6.
  Continue the business with Partnership property after its bankruptcy, dissolution, cancellation or other cessation to exist.

        E.    Partnership Property.    All property acquired by or standing in the name of the General Partner shall be conclusively presumed not to be Partnership property, unless an instrument in writing, signed by the applicable General Partner, shall specify to the contrary. The Limited Partners shall not have or be deemed to have any interest in the assets of the General Partner or in any proceeds of the assets of the General Partner by virtue of acquiring or owning an interest in the Partnership.

        F.    No Management by the Limited Partners.    Except as expressly set forth in this Agreement, the Limited Partners, as such, shall not take part in the control or management of the Partnership business, transact any business for the Partnership, or have any power to sign for or bind the Partnership or the General Partner. It is understood and agreed that any Partner may acquire property for its own account or jointly with other parties or in other capacities and may enter into joint ventures, partnerships, or other business ventures or organizations of every nature and description with other parties organized to pursue businesses similar or dissimilar to the purposes of the Partnership. All property acquired by or standing in the name of any Limited Partner shall be conclusively presumed not to be Partnership property, unless an instrument in writing, signed by such Limited Partner, shall specify to the contrary.

        G.    Meetings.    The General Partner may call meetings of the Partners at any time by giving no less than five (5) days prior written notice thereof to the Limited Partners. The General Partners shall call a meeting promptly at the request of Limited Partners holding, in the aggregate, not less than 51% of the percentage interests in the capital of the Partnership.

        H.    Fiduciary Responsibility of General Partner.    The General Partner shall, in all events, account to the Partnership and to the Limited Partners for any benefit, and hold, as trustee for the Partnership and the Limited Partners, any profits derived by the General Partner from any transaction connected with the formation, conduct or liquidation and winding up of the Partnership or from any use by the General Partner of Partnership property, and such duty extends to the successor in interest of any dissolved partner involved in the liquidation and winding up of the Partnership. All management, investments, accountings, and distributions shall be conducted by the General Partner subject to the obligations, duties and liabilities of fiduciaries in general.

        I.    Other Business.    The General Partner shall devote such time to the Partnership as it, in its sole discretion, determines to be reasonably required for the efficient conduct thereof. Subject to subparagraph H of this Article XI, nothing herein contained shall preclude the General Partner from acquiring other property for its own respective accounts or jointly with other parties or in other capacities or from entering into joint ventures, partnerships, or other business ventures or organizations of every nature and description with other parties organized to pursue businesses similar or dissimilar to the purposes of the Partnership, and, unless they shall have such an interest or interests pursuant to other documents or agreements, neither the Partnership nor the Limited Partners shall have any interest by virtue of this Agreement in any such other business venture, or the income or profits derived therefrom.

        J.    Limited Liability.    The General Partner and affiliates of the General Partner shall not be liable to the Partnership nor to the Limited Partners for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner if the General Partner, in good faith and acting on reasonably sound business decisions and information, determines that such course of conduct was in the best interests of the Partnership, and such course of conduct did not constitute willful misconduct of the General Partner.

        K.    Indemnification of General Partner.    The Partnership shall indemnify and hold harmless the General Partner and its employees, agents, and representatives, and the respective agents and employees of any of the foregoing persons or entities, from and against any loss, expense, damage or injury suffered by it, or them by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including specifically but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted fraudulently or in bad faith or did not constitute willful misconduct on the part of the General Partner or such other person or entity.

        L.    Dealings with Affiliates of General Partner.    The validity of any transaction, agreement, or payment involving the Partnership and any employee or other affiliate of the General Partner, otherwise not prohibited by the terms of this Agreement, shall not be affected by reason of the relationship between the Partnership or the General Partner and such employee, officer, director, shareholder, or other affiliate, or the approval or lack of approval of said transaction by the Partnership. In connection therewith, this Agreement shall not preclude the Partnership from utilizing the services of the General Partner or its employees or other affiliates, or from entering into contracts with such employees, officers, directors, shareholders, or other affiliates, or otherwise dealing with the General Partner or such employees, officers, directors, shareholders, or other affiliates.

ARTICLE XII

COMPENSATION TO PARTNERS

        The General Partner shall receive a salary or fee each year in a reasonable amount to cover its superintendence and management of the work and business of the Partnership in proportion to the amount of work done by it each year, but in no event to exceed the salary or fee ordinarily paid for comparable managerial services rendered by uninterested managers in similar businesses. Said salary or fee shall be deducted from Partnership income, like any other expense, in determining the net profit or net loss distributable to the partners under Article IX. The payment of such salary shall be an obligation of the Partnership and shall not be an obligation of the individual partners. The compensation of the General Partner shall be reviewed periodically and adjusted in order to give it fair compensation.

ARTICLE XIII

LOANS AND ADVANCES

        A.    Advances by General Partner.    The General Partner, in its sole discretion, may advance monies to the Partnership for use by the Partnership in its operations or otherwise. The aggregate amount of such advances shall be an obligation of the Partnership to the General Partner, and shall bear interest at an annual rate equal to the rate per annum from time to time published and announced as its prime rate for commercial loans by Bankers Trust Company, New York, New York, adjusted from time to time on the same dates that changes in the rate published or announced by Bankers Trust Company as its prime rate for commercial loans become effective. All such advances shall be deemed loans by the General Partner to the Partnership and shall not be deemed to be capital contributions. Any and all unpaid advances by the General Partner shall be repaid exclusively out of net cash receipts of the Partnership; provided, however, that all and any unpaid advances by the General Partner, together with accrued and unpaid interest thereon, shall become immediately due and payable upon termination and dissolution of the Partnership.

        B.    Advances by Limited Partners.    If any Limited Partner shall advance monies to the Partnership in excess of such Limited Partner's capital contribution to the Partnership, the amount of any such advance shall not, unless all Partners otherwise agree in writing, increase the capital contribution of the Limited Partner or entitle it to any increased share in distributions of the Partnership; rather the amount of any such advance shall be an obligation of the Partnership to the Limited Partner and, unless otherwise agreed in writing, shall bear interest at an annual rate equal to the rate per annum from time to time published and announced as its prime rate for commercial loans by Bankers Trust Company, New York, New York, adjusted from time to time on the same dates that changes in the rate published or announced by Bankers Trust Company as its prime rate for commercial loans become effective. Unless the Partners otherwise agree in writing, advances by any Limited Partner shall be repaid exclusively out of net cash receipts of the Partnership; provided, however, that all and any unpaid advances by the Limited Partners, or any of them, together with accrued and unpaid interest thereon, shall become immediately due and payable upon termination and dissolution of the Partnership.

ARTICLE XIV

CONTINUATION OF PARTNERSHIP UPON DEATH OR DISQUALIFICATION OF A PARTNER

        A.    Death or Disqualification of General Partner.    In the event the General Partner is dissolved, cancelled or becomes bankrupt (said General Partner being hereinafter sometimes referred to as the "disqualified General Partner"), the Partnership shall dissolve and its affairs shall be wound up. The Partnership shall thereafter conduct only activities necessary to wind up its affairs, unless within ninety (90) days after one of the listed events, if there is a remaining General Partner or there are remaining General Partners, such General Partner or Partners unanimously agree in writing to continue the Partnership. If an election to continue the Partnership is made, then

  1.
  Any remaining General Partner or Partners and/or the Limited Partners may elect, within thirty (30) days of the decision to continue the Partnership business, to purchase the disqualified General Partner's interest in the Partnership, upon such terms and conditions as they and the disqualified partner or the legal representative of the disqualified partner may agree.

  2.
  Within thirty (30) days of the decision to continue the Partnership business, a Certificate of Amendment shall be filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce showing the interests of the remaining General Partner or General Partners as General Partnership interests, and showing the interests of all other Partners (including the interest belonging or formerly belonging to the disqualified General Partner except to the extent that said interest may have been purchased by the remaining General Partner or Partners), as Limited Partnership interests. Any interest which was formerly a General Partnership interest, but is designated in said Certificate of Amendment as a Limited Partnership interest shall then be a Limited Partnership interest, and shall be subject to the same restrictions, enjoy the same privileges, and be assignable or transferable to the same extent as any other Limited Partnership interest.

  3.
  The Partnership shall continue until the end of the term for which it is formed or until the subsequent dissolution, cancellation, or bankruptcy of a General Partner, in which event any remaining General Partners shall again elect whether they wish to continue the Partnership operations.

        B.    Disqualification of a Limited Partner.    In the event a Limited Partner withdraws or is dissolved, cancelled or becomes bankrupt, the Partnership shall not dissolve or be cancelled, nor shall the Partnership business be terminated. A disqualified Limited Partner's successor or successors in interest shall be substituted as a Limited Partner or Partners in place of the disqualified Limited Partner.

        C.    Restatement or Amendment of Certificate; Definition.    Whenever any Partner withdraws, is dissolved, cancelled or becomes bankrupt, all necessary steps shall be taken to restate or amend the Certificate of Limited Partnership, any Assumed Name Application, or similar documents, as required by Utah law. For the purpose of this Article, the bankruptcy of a partner shall be deemed to have occurred when it is adjudicated a bankrupt under federal bankruptcy law or has executed and delivered an assignment for the benefit of its creditors.

ARTICLE XV

SALE OF PARTNERSHIP INTEREST

        A.    Sale by General Partner.    The General Partner may not sell, assign or otherwise transfer all or any part of its General Partner interest in the Partnership, except with the written consent of Limited Partners holding a majority of the interest of all Limited Partners in the capital of the Partnership.

        B.    Sale by Limited Partner.    A Limited Partner may sell, assign or transfer its Partnership interest to the General Partner or a Limited Partner, provided the General Partner has first given written consent to such sale, assignment or transfer. A Limited Partner may not sell, assign or otherwise transfer all or any part of its Partnership interest to a person who is not already a member of the Partnership, except on the following conditions:

  1.
  The interest shall first be offered in writing to the Partnership at the price and on the terms on which it is proposed to be sold ("the price" and "the terms"), and the Partnership shall have a period of thirty (30) days to accept or reject the offer in whole or in part, at the price (prorated, if the offer is accepted in part), and on the terms.

  2.
  If the offer is rejected in whole or in part by the Partnership, the interest or the remaining interest of the Limited Partner shall next be offered in writing to the other Limited Partners for a period of twenty (20) days next following expiration of the thirty (30) day period. The offer to the other Limited Partners shall be prorated in accordance with the ratio of the capital interests of each Limited Partner to the total capital interests of all the Limited Partners other than the one making the offer, on the terms and at prices (as to each offeree) determined by prorating the price. If not all the remaining interest is disposed of under the apportionment, each Limited Partner desiring to purchase a portion of the remaining interest shall be entitled to purchase the portion that remains undisposed of as its interest in the capital of the Partnership bears to the interest in the capital of the Partnership of all other Limited Partners desiring to purchase portions of the remaining interest.

  3.
  If none or only a portion of the interest of the Limited Partner desiring to sell the same is purchased in accordance with paragraphs A and B of this Article, then the Limited Partner may sell its interest or the remainder of it to a third person or third persons during the three (3) month period following the expiration of the twenty (20) day period referred to in paragraph B of this Article, but at a price not lower than the price (prorated if only a portion), and on terms no more favorable than the terms offered to the Partnership and the Limited Partners as provided above. After the expiration of the three (3) month period, no portion of the interest shall be sold without first being re-offered to the Partnership and the remaining Limited Partners in accordance with subparagraphs 1 and 2, above.

        C.    Sales Provisions Binding.    Any sale, assignment or transfer or purported sale, assignment or transfer of any Partnership interest shall be null and void unless made strictly in accordance with the provisions of this Article. The transferee of any partner's interest in the Partnership shall be subject to all the terms, conditions, restrictions, and obligations of this Agreement, including the provisions of this Article.

        D.    No Termination of Partnership.    No assignment or transfer permitted hereunder when aggregated with all other transfers or assignments of percentage interests of General and Limited Partners during the then current taxable year of the Partnership may be made if all such assignments, in the aggregate, exceed forty-nine percent (49%) of all percentage interests of General and Limited Partners.

        E.    Economic Allocation on Assignment.    In the event of a sale, assignment, or transfer of a Partner's interest in the Partnership, the Partnership's net profits or net losses allocable to the interest assigned for the taxable year in which the assignment occurs shall be apportioned between the assignor and assignee on the basis of the number of days in such year which fall before and including the date of assignment and the number of days in such year which falls after the sale or transfer, without regard to the actual results of Partnership operations during the period in which each such party was recognized as a holder of the Partnership interest concerned and without regard to the date, amount or receipt of any distribution which may have been made with respect to such Partnership interest.

        F.    Effect of Assignment.    Except to the extent expressly provided herein, a sale, assignment, or transfer of a Partner's interest in the Partnership shall not cause a dissolution of the Partnership or entitle the purchaser, assignee, or transferee of such interest in the Partnership to become or to exercise any rights of a Partner.

ARTICLE XVI

DISSOLUTION, WINDING UP AND CANCELLATION

        A.    Events Causing Dissolution.    This Partnership shall be dissolved and its affairs shall be wound up when any one or more of the following occurs:

  1.
  The term of the Partnership expires.

  2.
  If there are no Limited Partners.

  3.
  If, after the withdrawal, dissolution, cancellation or bankruptcy of a General Partner, the remaining General Partner or General Partners, if any, fail to continue the Partnership business pursuant to the provisions of Article XIV hereof.

  4.
  The General Partner votes to dissolve the Partnership.

        B.    Method of Winding Up and Cancellation.    Upon the occurrence of any event causing dissolution as provided in paragraph A, above, the Partnership shall immediately commence to liquidate and wind up its affairs and shall file a Certificate of Cancellation with the Division as required by Section 48-2a-203 of the Utah Code Annotated (1953), as amended. The Partners shall continue to share profits and losses during the period of liquidation and winding up in the same proportions as before commencement of winding up and dissolution. Any gain or loss in disposition of the Partnership properties in the process of liquidation and winding up shall be credited or charged to the Partners in the ratio of their interests in profit and loss as provided in Article IX. The proceeds from the liquidation and winding up shall be applied in the following order:

  1.
  To creditors of the Partnership, including Partners who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Partnership other than distributions to partners upon a Partner's withdrawal from the Partnership or pursuant to a withdrawal of capital.

  2.
  To Partners in respect to their share of any undrawn profits.

  3.
  To Partners in respect of their contributions to the capital of the Partnership.

        C.    Certificate of Cancellation.    Upon completion of the liquidation and distribution of the Partnership assets as herein provided, the Partnership shall terminate and the Partners shall execute and file or record a Certificate of Cancellation of the Limited Partnership and all such other documents and instruments as may be required to effectuate the dissolution and termination of the Partnership.

ARTICLE XVII

ADMISSION OF NEW PARTNERS

        Additional General Partners may be admitted to the Partnership with the prior written consent of the General Partner and the Limited Partners holding a majority in interest of all Limited Partners in the capital of the Partnership. Additional Limited Partners may be admitted to the Partnership with the written, unanimous consent of all the Partners, which consent may be withheld for any reason or no reason. In the event that a new partner makes a contribution to the Partnership in return for admission into the Partnership, the share of such new partner and all other partners in the capital and the profits and losses of the Partnership, shall be in such proportion as may be agreed upon between the General Partner and the Limited Partners holding a majority of the interest of all Limited Partners in the capital of the Partnership, and the new partner. In the event new General Partners are admitted to the Partnership, the General Partners shall file with the Division a certificate of amendment or a restated certificate of limited partnership, as required by law.

ARTICLE XVIII

WITHDRAWAL BY LIMITED PARTNERS

        A.    Right to Withdraw.    Subject to limitations of law and the provisions of this Article, a Limited Partner may rightfully demand the return of its contribution, i.e., its interest in the capital of the Partnership, upon the following events:

  1.
  The dissolution and termination of the Partnership upon the expiration of the term of the Partnership as provided in Article VI hereof, or the earlier dissolution and termination of the Partnership as provided in Article XVI hereof; or

  2.
  The written consent of the General Partner to such return of contribution, which consent may be withheld for any reason or for no reason.

        B.    Payment to Withdrawing Partner.    In the event the General Partner agrees to a return of contribution to a withdrawing Partner prior to the dissolution or termination of the Partnership as provided herein, the General Partner may elect to pay out the withdrawing partner either in cash or with assets of the Partnership (including undivided fractional interests), or a combination of both. The amount to which the withdrawing partner is entitled shall be equal to the fair market value of assets less the liabilities of the Partnership as of the date of said notice of withdrawal multiplied by the withdrawing partner's percentage interest in the capital of the Partnership. The fair market value of the Partnership's assets and the terms and method of payment shall be determined by agreement between the General Partner and the withdrawing partner.

ARTICLE XIX

ENCUMBRANCES

        Except as provided in Article XV, no Partner shall in any way encumber, pledge, hypothecate, or otherwise use its Partnership interest as collateral or security for an obligation, without the prior written consent of the General Partner.

ARTICLE XX

POWER OF ATTORNEY

        A.    Creation of Power.    Each Limited Partner, by its execution of this Agreement or counterpart hereof, hereby constitutes and appoints the General Partner, with full power of substitution, as the attorney-in-fact for each such Limited Partner with power and authority to act for such Limited Partner and in its name and on its behalf in executing, acknowledging, swearing to, filing and recording:

  1.
  A Certificate of Limited Partnership, an Application to Transact Business Under an Assumed Name, and any other certificates or instruments which may be required to be filed by the Partnership or the Partners under the laws of the State of Utah and any other jurisdiction whose laws may be applicable to the Partnership;

  2.
  A Certificate of Cancellation of the Limited Partnership and such other instruments or documents as may be deemed necessary or desirable by the General Partner upon the termination of the Partnership;

  3.
  Any and all amendments of the instruments described in subparagraphs 1 and 2 above, to be filed, or any amendments of this Agreement which are consistent with or permitted by this Agreement which have been approved by the Limited Partners or have been otherwise authorized by the Partner or Partners to which the amendment relates;

  4.
  Any documents which may be required to effect the continuation of the term of the Partnership, the admission of an additional or substituted Limited Partner or the dissolution and termination of the Partnership; provided such contribution, admission or dissolution and termination are consistent with the terms of this Agreement;

  5.
  Any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with its terms; and

  6.
  All conveyances or other interests which the General Partner deems appropriate to effect the dissolution of the Partnership.

        B.    Nature of Power of Attorney.    The power of attorney created hereby:

  1.
  Shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, disability, bankruptcy, dissolution or insanity of the Limited Partners; and

  2.
  Shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its interest; except where the assignee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, and in any event, this power of attorney shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, swear to, file and record any instruments necessary to effect such substitution.

ARTICLE XXI

MISCELLANEOUS

        A.    Notices.    Any notices to or between the Partners shall be in writing and shall be sent registered mail, return receipt requested, to the address of each Partner as the same appears in the books and records of the Partnership. Any notice to the Partnership shall be in writing and shall be personally delivered or sent by registered mail, return receipt requested, to the principal place of business of the Partnership as may be established from time to time by the General Partner. Notice shall be deemed to be received on the earlier of the date actually received or the fifth day after being deposited in the United States mail as above described.

        B.    Amendment of Agreement.    This Agreement may be amended, altered, supplemented or modified by the written agreement of the General Partner together with the written agreement of Limited Partners holding a majority of the interest of all Limited Partners in the capital of the Partnership; provided, however, that no provision of this Agreement requiring a decision to be made or action to be taken upon the unanimous vote or agreement of all of the partners may be amended to allow a decision to be made or action to be taken upon the vote or agreement of less than all of the Partners.

        C.    Amendment of Certificate.    The General Partner shall execute and file a Certificate of Amendment of Limited Partnership with the Division of Corporations and Commercial Code of the Utah Department of Commerce upon the occurrence of any of the following:

  1.
  The admission of a new General Partner;

  2.
  The withdrawal of a General Partner;

  3.
  The continuation of the Partnership pursuant to the terms of this Agreement after an event of withdrawal of a General Partner;

  4.
  A change of the registered agent or registered office of the Partnership;

  5.
  A change in the Partnership's principal place of business where the Partnership records are kept;

  6.
  A General Partner becoming aware that any statement in the Certificate of Limited Partnership was false when made or that any arrangement or other facts have changed, making the Certificate of Limited Partnership inaccurate in any respect; or

  7.
  A General Partner making a determination of any other proper purpose for amending the Certificate of Limited Partnership.

        D.    Construction.    It is the intent of the parties hereto that each Partner, General and Limited, be recognized as a partner for purposes of Section 704 of the Internal Revenue Code of 1986, as amended, and that the distributive share of each Partner in the profits and losses of the Partnership shall be included in its gross income. All provisions of this Partnership Agreement shall be construed in accordance with this expressed intention.

        E.    Invalidity.    If any part of this Agreement is or shall be invalid or unenforceable for any reason, the same shall be deemed severable from the remainder hereof, and shall in no way affect or impair the validity of this Agreement, or any other portion thereof.

        F.    Gender.    The masculine includes the feminine and the neuter, the singular includes the plural, and vice versa, as the context may require.

        G.    Execution of Further Instruments.    The partners shall cooperate with each other in good faith to accomplish the objectives and purposes hereof and to that end, from time to time, they shall make, execute and deliver such other and further instruments as may be necessary or convenient in the fulfillment of this Agreement.

        H.    Headings.    The headings in this Agreement are included solely for convenience of reference and shall not be construed as limiting or in any other way modifying the text of the Agreement.

        I.    Entire Agreement.    This Agreement contains the entire agreement among the parties relative to the formation of the Partnership for the purposes herein specified.

        J.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

        K.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard or giving effect to the conflict of laws provisions thereof.

        L.    Agreement to be Binding.    This Agreement shall inure to the benefit of and shall be binding upon each of the partners and their respective personal representatives, executors, heirs, successors and assigns (including successors and assigns by operation of law and involuntary event, as well as by voluntary act).

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written. Each of the undersigned hereby acknowledges that it has read this Agreement.

GENERAL PARTNER:
HUNTSMAN CORPORATION, a Utah corporation
By:	/s/ BEN V. RIDD
Its:	Vice President
LIMITED PARTNERS:
HUNTSMAN CHEMICAL PURCHASING CORPORATION, a Utah corporation
By:	/s/ GARY W. BATTY
Its:	Vice President
HUNTSMAN PETROCHEMICAL PURCHASING CORPORATION, a Utah corporation
By:	/s/ GARY W. BATTY
Its:	Vice President
HUNTSMAN ENTERPRISES, INC., a Utah corporation
By:	/s/ MARTIN F. PETERSEN
Its:	Vice President
HUNTSMAN POLYMERS HOLDINGS CORPORATION, a Utah corporation
By:	/s/ MARTIN F. PETERSEN
Its:	Vice President

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AMENDED AGREEMENT OF LIMITED PARTNERSHIP OF HUNTSMAN PURCHASING, LTD.
RECITALS
ARTICLE I AMENDMENT OF LIMITED PARTNERSHIP
ARTICLE II NAME OF PARTNERSHIP
ARTICLE III CHARACTER OF BUSINESS
ARTICLE IV PRINCIPAL PLACE OF BUSINESS AND REGISTERED AGENT
ARTICLE V NAMES AND RESIDENCES OF PARTNERS
ARTICLE VI TERM
ARTICLE VII CAPITAL CONTRIBUTIONS
ARTICLE VIII CAPITAL ACCOUNTS; DRAWING ACCOUNTS
ARTICLE IX PROFITS AND LOSSES
ARTICLE X ACCOUNTING FOR THE PARTNERSHIP
ARTICLE XI MANAGEMENT OF PARTNERSHIP
ARTICLE XII COMPENSATION TO PARTNERS
ARTICLE XIII LOANS AND ADVANCES
ARTICLE XIV CONTINUATION OF PARTNERSHIP UPON DEATH OR DISQUALIFICATION OF A PARTNER
ARTICLE XV SALE OF PARTNERSHIP INTEREST
ARTICLE XVI DISSOLUTION, WINDING UP AND CANCELLATION
ARTICLE XVII ADMISSION OF NEW PARTNERS
ARTICLE XVIII WITHDRAWAL BY LIMITED PARTNERS
ARTICLE XIX ENCUMBRANCES
ARTICLE XX POWER OF ATTORNEY
ARTICLE XXI MISCELLANEOUS